Exhibit 10.1

PURCHASE AND SALE AGREEMENT
WITH
ESCROW INSTRUCTIONS

(1213 Elko Drive, Sunnyvale, California)

By and Between

GSI Technology, Inc.,

a Delaware corporation,

as Seller

and

D.R. STEPHENS & COMPANY, LLC,

California limited liability company, as Buyer

dated as of April 2, 2024

PURCHASE AND SALE AGREEMENT
WITH
ESCROW INSTRUCTIONS

(1213 Elko Drive, Sunnyvale, California)

THIS PURCHASE AND SALE AGREEMENT WITH ESCROW INSTRUCTIONS (this “Agreement”) is made as of April 2, 2024 (the “Effective Date”), by and between GSI TECHNOLOGY, INC., a Delaware corporation (“Seller”), and D.R. STEPHENS & COMPANY, LLC, a California limited liability company (“Buyer”).

R E C I T A L S

A.             Seller is the owner of the Property (as defined in Section 2 below); and

B.            Subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property, upon the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and as contemplated by the recitals hereinabove (which recitals are incorporated into this Agreement by this reference and made a part hereof), Seller and Buyer agree as follows:

1.            Fundamental Information. The following table contains certain fundamental information (the “Fundamental Information”) with respect to the transaction contemplated by this Agreement. Capitalized terms which are used in this Agreement but which are not otherwise defined in this Agreement shall have the meaning given to them in this table.

Defined Term/Parameter	Definition	Relevant Section Reference(s)
Effective Date:	April 2, 2024	Preamble
Seller:	GSI TECHNOLOGY, INC., a Delaware corporation	Preamble
Buyer:	D.R. STEPHENS & COMPANY, LLC, a California limited liability company	Preamble
Real Property:	That certain real property having an approximate address of 1213 Elko Drive, Sunnyvale, California, and more particularly described on Exhibit A attached to this Agreement and made a part hereof
Purchase Price:	$11,850,000	Sec. 3.1
Deposit:	$250,000	Sec. 3.2
Due Diligence Expiration Date:	5:00 p.m. Pacific Time on the date that is forty-five (45) days after the Effective Date	Sec. 5.1(a)

Defined Term/Parameter	Definition	Relevant Section Reference(s)
Closing Date:

The date upon which the Closing (as defined in Section 10 of this Agreement) occurs, which shall be 12 p.m. Pacific Time on the date that is fifteen (15) days after Due Diligence Expiration Date, as the same may be extended pursuant to the terms herein.

Sec. 10.1
Title Company:	First American Title Insurance Company
Escrow Agent:	First American Title Insurance Company
Broker (collectively):	Seller’s Broker: Jesse Millman Senior Managing Director Newmark Night Frank 3055 Olin Avenue San Jose, CA 95128 Buyer’s Broker: N/A	Sec. 12
Seller’s Knowledge Party:	Douglas Schirle	Sec. 5.3 and 8.1
Notice Addresses:	Seller: 1213 Elko Drive Sunnyvale, CA 94089 Attn: Douglas Schirle Phone: (408) 331-8800 Email: dschirle@gsitechnology.com	Sec. 13

With a copy to:

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94304-1123
Attn: Heather Srimal & Ben Griebe
Phone: 650-833-2000
Email: heather.srimal@us.dlapiper.com;
ben.griebe@us.dlapiper.com

Buyer: D. R. Stephens & Company, LLC 601 California Street, Suite 1710 San Francisco, CA 94108 Attn: Lane Stephens Phone: 415-781-8000 Email: LStephens@drstephens.com

Defined Term/Parameter	Definition	Relevant Section Reference(s)

With a copy to:

Lubin Olson & Niewiadomski LLP
The Transamerica Pyramid
600 Montgomery Street, 14th Floor

San Francisco, CA 94111
Attn: Paul Niewiadomski
Phone: 415-981-0550
Email: PNiewiadomski@lubinolson.com

Title Company: First American Title Insurance Company 333 W. Santa Clara Street, Suite 220 San Jose, CA 95113 Attn: Mike Hickey Phone: 408-451-7905 Email: mhickey@firstam.com
Escrow Agent: First American Title Insurance Company 333 W. Santa Clara Street, Suite 220 San Jose, CA 95113 Attn: Teresa Woest Phone: 408-451-7972 Email: twoest@firstam.com
Seller’s Deal Costs:	1. The costs and expenses of its own legal counsel and Broker.	Sec. 10
Buyer’s Deal Costs:	1. The costs and expenses for any new or updated Survey; 2. All costs relating to Buyer’s due diligence investigation of the Property; and 3. The costs and expenses of its own legal counsel.	Sec. 4, 5 and 10
List of Exhibits:	Exhibit A: Legal Description of the Real Property Exhibit B: Form of General Assignment Exhibit C: Form of Grant Deed Exhibit D: Form of FIRPTA Affidavit Exhibit E: Form of Seller Lease

2.            Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, subject to the terms and provisions of this Agreement, Seller’s right, title and interest in and to the following:

2.1           the Real Property;

2.2           any and all rights, privileges and easements appurtenant to the Real Property to the extent they apply to the Real Property and to the extent assignable, including, without limitation, Seller’s interest in any minerals, oil, gas and other hydrocarbon substances on and under the Real Property, development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property, and land, if any, lying in the bed of any street, road or avenue, open or proposed, at the foot of, adjoining or below the Real Property and in and to any strips and gores adjoining the Real Property (collectively, the “Appurtenances”).

2.3           all improvements and fixtures located on the Real Property, including any building located on the Real Property, and all apparatus, installed equipment and appliances owned by Seller and located on or in and used exclusively in connection with the ownership, operation or occupancy of the Real Property (collectively, the “Improvements”);

2.4           to the extent assignable by Seller without fee or penalty, any intangible personal property used exclusively in the ownership, use, operation or maintenance of the Real Property or Improvements, including without limitation: Seller’s assignable interest in all Service Contracts (as defined below) that are not disapproved by Buyer prior the expiration of the Due Diligence Period in accordance with the terms of this Agreement, all signs, logos, trade names, or trademarks relating to the Real Property, provided the foregoing are not related to Seller’s business or operations, all permits, licenses, entitlements and governmental approvals relating to the Real Property or Improvements, Seller’s assignable interest in all plans, specifications and drawings, and any assignable warranty and guaranty rights, and rights under utility contracts or other agreements, each as they relate to the ownership, use or operation of the Real Property, or Improvements, but excluding the right to use “GSI” and any derivations thereof and any Confidential Information (as defined in Section 5.1(d) below) (collectively, the “Intangible Property”).

All of the items referred to in subparagraphs 2.1, 2.2, 2.3 and 2.4 above are collectively referred to as the “Property”.

3.             Purchase Price and Deposit.

3.1           Price. The total purchase price to be paid by Buyer to Seller for the Property shall be the Purchase Price.

3.2           Deposit. Within (3) business days following the Effective Date, Buyer shall deposit the Deposit, and Buyer and Seller shall deposit fully executed counterparts of this Agreement, with the Escrow Agent.

3.3            Additional Deposit. On or before the Due Diligence Expiration Date, unless this Agreement terminates in accordance with Section 5.1 below, Buyer shall make a Two Hundred Fifty Thousand Dollar ($250,000) addition to the Deposit with the Escrow Agent by wire transfer of immediately available federal funds and provide Seller with written confirmation thereof. If Buyer delivers the Go Forward Notice (as defined in Section 5.1(c) below) before the Due Diligence Expiration Date and fails to deliver such addition to the Deposit to the Escrow Agent by the Due Diligence Expiration Date, this Agreement shall, at Seller’s election in its sole discretion, terminate, in which event the Deposit made under Section 3.2 shall be paid to and retained by Seller as liquidated damages (as Seller’s sole remedy at law and in equity) and, except for those obligations that expressly survive the termination of this Agreement, Seller and Buyer shall have no further obligations or liabilities to each other hereunder.

3.4            Maintenance of Deposit. The Escrow Agent shall cause the Deposit to be placed in an interest-bearing account reasonably acceptable to Buyer and Seller (the “Deposit Escrow”) within one (1) business day following receipt of the same. Any interest earned on the funds in the Deposit Escrow shall be retained therein and added thereto (and the term “Deposit” as used herein shall mean the Deposit and all interest earned thereon).

3.5            Return of Deposit. If Buyer terminates, or is deemed to have terminated, this Agreement in accordance herewith prior to 5:00 pm (Pacific Time) on the Due Diligence Expiration Date, the Deposit (less the Independent Consideration) shall be fully refundable to Buyer. If Buyer delivers a Go Forward Notice (as defined in Section 5.1(c) below), the Deposit shall thereafter be nonrefundable, except as otherwise expressly provided herein.

3.6            Failure to Deliver Deposit. If Buyer fails to deposit any portion of the Deposit with the Escrow Agent strictly as and when contemplated herein, Seller shall have the right to terminate this Agreement by delivering written notice thereof to Buyer and Escrow Agent, at which time neither party shall have any further obligations under this Agreement (except those provisions hereof which are expressly stated to survive termination).

3.7            Balance. The Deposit shall be applied to the Purchase Price. Buyer shall deposit the balance of the Purchase Price, together with Buyer’s share of closing costs and prorations, in immediately available funds, with the Escrow Agent on or prior to the Closing Date or such earlier time as shall be required by Escrow Agent.

3.8            Independent Consideration. The Deposit being delivered by Buyer includes the amount of One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances. If the Closing occurs or if this Agreement is terminated for any reason, the Escrow Agent shall first disburse to Seller from the Deposit, the Independent Consideration. The Independent Consideration shall be nonrefundable under all circumstances and shall not be applied to the Purchase Price at Closing. Buyer and Seller expressly acknowledge and agree that (a) the Independent Consideration, plus Buyer’s agreement to pay the costs provided in this Agreement, has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s review, inspection and termination rights during the Due Diligence Period, and (b) such consideration is adequate for all purposes under any applicable law or judicial decision.

4.            Title and Survey.

4.1           Obtaining and Delivery of Survey and Preliminary Title Report.

(a)        Survey. Buyer may, at its sole cost and expense, obtain a new survey of the Real Property and Improvements (collectively, “Survey”), and if obtained, shall deliver a copy of the same to the Title Company and Seller.

(b)        Preliminary Title Report. Within ten (10) days of the Effective Date, Seller or Escrow Agent shall cause the Title Company to deliver to Buyer, for Buyer’s review and approval, a preliminary title report prepared for the Real Property issued by the Title Company, together with copies of all recorded documents listed as title exceptions therein (collectively, the “PTR”).

4.2            Review and Approval of Survey and PTR.

(a)        Notice of Objection; Disapproved Exceptions; Permitted Exceptions. On or before the later of (i) the date that is ten (10) days following the receipt by Buyer of the PTR and (ii) the date that is thirty (30) days after the Effective Date, Buyer shall notify Seller in writing (the “Notice of Objection”) of those items, if any, disclosed in the PTR and the Survey that are not acceptable to Buyer. Any item to which Buyer objects in the Notice of Objection shall be a “Disapproved Exception”. Any matters affecting or exceptions to title to, or showing on the Survey of, the Real Property and Improvements, and not disapproved in writing within the period specified above, shall be deemed to be approved by Buyer and each shall constitute a “Permitted Exception” hereunder; provided that in no event shall “Permitted Exceptions” include any liens secured by deeds of trust or mortgages securing loans made to Seller or any other monetary liens created by Seller, mechanics’ liens relating to work or materials contracted for by Seller at the Property, judgment liens against Seller or delinquent taxes. Within five (5) days following Seller’s receipt of the Notice of Objection, Seller shall notify Buyer in writing (“Seller’s Response to Title Objections”) that either (i) it shall take such actions as may be reasonably necessary to eliminate or otherwise resolve one or more of the Disapproved Exceptions; or (ii) it shall not take any actions with respect to any or all of the Disapproved Exceptions. If Seller elects to proceed in accordance with subsection (i) above with respect to a Disapproved Exception, then at Closing (as defined in Section 10.1 below), title to the Real Property shall either be as described in the PTR but free of the subject Disapproved Exception(s), or Buyer shall, as its sole right and remedy, either (1) waive the unsatisfied objections and close, or (2) terminate this Agreement. If Seller elects (or is deemed to have elected as provided below) to proceed in accordance with subsection (ii) above with respect to any Disapproved Exception, then Buyer shall have until the Due Diligence Expiration Date to either elect to proceed pursuant to the terms of this Agreement notwithstanding its objection, or terminate this Agreement, and if Buyer does not elect to terminate then Buyer shall be deemed to have elected to proceed and any Disapproved Exception for which Seller elected (or is deemed to have elected) to proceed under subsection (ii) above shall constitute a Permitted Exception. If Seller fails to respond to the Notice of Objection within the period provided above following Seller’s receipt of the Notice of Objection with respect to any or all of the Disapproved Exceptions, then Seller shall be deemed to have elected to proceed in accordance with subsection (ii) above with respect to such Disapproved Exceptions. Notwithstanding the foregoing, Seller shall, on or prior to the Closing, pay and discharge in order to remove of record or cause to be paid and discharged in order to be removed of record at Seller’s sole cost and expense all of the following items: Voluntary Liens (as defined below) and any delinquent federal, state or municipal tax liens which are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith), excluding, however, any liens relating to obligations that are subject to adjustment between Seller and Buyer pursuant to the terms of this Agreement and any liens created by or on behalf of Buyer. The term “Voluntary Liens” as used herein shall mean liens and other encumbrances which Seller placed or permitted to be placed on the Property (which includes any (i) mortgage, deed of trust, lien or instrument not caused by Buyer and (ii) mechanic’s lien with respect to work or materials contracted for by Seller at the Property). Notwithstanding the foregoing, in the event that Seller, in good faith, is disputing a mechanic’s lien, at Seller’s cost and expense, Seller may bond any such matters to the Title Company’s satisfaction, and such objection shall be deemed cured provided such matter shall not be reflected as an exception in the title policy obtained by Buyer. Upon any election by Buyer made in accordance with this Section 4.2(a) to terminate this Agreement, the Escrow Agent shall return the Deposit (less the Independent Consideration) to Buyer and neither party shall have any further obligations under this Agreement (except those provisions hereof which are expressly stated to survive termination). Further, notwithstanding anything to the contrary contained herein, all of the following shall also constitute Permitted Exceptions (regardless of whether Buyer disapproves of them): (A) non-delinquent real estate taxes and assessments, bond or special district assessments, personal property taxes, sewer taxes, charges or rents, in each case not yet due and payable; (B) liens, encumbrances or other matters made or created by or on behalf of Buyer, including, without limitation, liens arising as a result of any act or intentional omission of Buyer or its agents, contractors or representatives; (C) zoning and other land use restrictions and ordinances; (D) printed exceptions and exclusions set forth in the Title Company’s standard form policy of title insurance which Title Company does not agree to delete; (E) any other matters which are approved in writing or deemed approved by Buyer prior to the Closing Date; (F) any matters which could be ascertained by a proper inspection or updated survey of the Real Property; (G) the Seller Lease; and (H) any matter of record or other matters consented by, to, approved or permitted in writing by Buyer arising out of its use and occupancy of the Property.

(b)        PTR Updates. If any update to the PTR discloses exceptions or matters other than the Permitted Exceptions, then, within five (5) days after its receipt of such update (but no later than the Closing Date), Buyer may notify Seller of any such exceptions or matters to which it objects. Any such exceptions or matters not timely objected to by Buyer shall become “Permitted Exceptions”. If Buyer timely objects to any such exceptions or matters, Seller shall have until Closing (but in any event at least five (5) days after it receives notice of Buyer’s objections) to cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement by the Title Company, provided that such waiver or endorsement is acceptable to Buyer in its reasonable discretion) and to deliver to Buyer evidence reasonably acceptable to Buyer that such matters have been cured. If Seller fails to cause the removal of any such exceptions or matters as aforesaid, Buyer shall have the option, as its sole and exclusive remedy, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement, in which event the Escrow Agent shall return the Deposit (less the Independent Consideration) to Buyer. Except for the foregoing, neither party shall have any further obligations under this Agreement (except those provisions hereof which are expressly stated to survive termination). If Buyer does not elect to terminate this Agreement, Buyer shall consummate the Closing and accept title to the Real Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed Permitted Exceptions).

(c)        PTR and Survey Notices. Notices under this Section 4 may be delivered by email provided that the subject line thereof is entitled “Notice of Objection” or “Seller’s Response to Title Objections” as the case may be.

5.            Due Diligence and Due Diligence Period.

5.1            Due Diligence Period; Restrictions; Termination Right. This Section 5 shall not apply with respect to review and approval of any matters involving the PTR or Survey, it being agreed that the process for review and approval of such matters shall be governed by Section 4 hereinabove.

(a)        Due Diligence Period. Subject to the rights of any occupants at the Property, during the period from the Effective Date until the Due Diligence Expiration Date (the “Due Diligence Period”), Buyer shall be provided with reasonable access to the Property for the purpose of making any non-invasive inspections, tests, and investigations that Buyer deems reasonably necessary, subject to the provisions of this Section 5.1.

(b)        Due Diligence Restrictions. Notwithstanding the foregoing, in no event shall (i) Buyer’s entry onto the Property unreasonably disrupt or disturb the on-going operation or rights of Seller, any tenant or any other occupant of the building, or (ii) Buyer or its agents, representatives or consultants drill or bore on or through the surface of the Real Property or Improvements or conduct any other invasive investigation, including, without limitation, conducting a “Phase II” environmental assessment, without Seller’s prior written consent, which consent shall be in Seller’s sole and absolute discretion. Buyer shall deliver any request for entry on the Property to Seller no less than two (2) business days prior to entry, which request shall include the identity of the company or party who will perform the inspections, tests or investigations and the proposed scope of the inspections, tests or investigations. Buyer shall afford Seller an opportunity to have a representative of Seller present to accompany the party undertaking such inspections, tests or investigations. Before any such entry, Buyer shall provide Seller with a certificate of insurance or other evidence satisfactory to Seller confirming that Buyer has obtained and paid for a commercial general liability insurance policy naming Seller as an additional insured providing insurance limits and coverage of at least $1,000,000 per occurrence, issued by an insurer and on terms and conditions that are reasonably satisfactory to Seller. After making any tests, inspections or investigations, Buyer shall promptly restore the Property to as near the condition that existed prior to making such tests and inspections as reasonably possible (which obligation shall survive the Closing or any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2). Notwithstanding the foregoing, such restoration obligations shall not apply or extend to any changes in the condition of the Property arising out of any mere discovery by Buyer or its agents, representatives or consultants of any pre-existing conditions at the Property. At Seller’s request, Buyer shall promptly deliver to Seller at no cost to Seller, without any representation or warranty, copies of all non-proprietary, non-confidential, final physical inspection reports, studies and results of tests, inspections and investigations obtained or conducted by Buyer with respect to the Property (which obligation shall survive any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2).

(c)            Due Diligence Termination Right. Buyer may determine, in Buyer’s sole discretion for any or no reason whatsoever, on or before the Due Diligence Expiration Date, to proceed with the purchase of the Property, in which event Buyer shall, by the Due Diligence Expiration Date, notify Seller and Escrow Agent in writing that Buyer has approved all of the matters described in Section 5.1 and elects to proceed with the acquisition of the Property (the “Go Forward Notice”). If Buyer fails to give Seller and Escrow Agent the Go Forward Notice on or before 5:00 P.M. (Pacific Time) on the Due Diligence Expiration Date, then Buyer shall be automatically deemed to have elected to terminate this Agreement, this Agreement shall be deemed cancelled and of no further force or effect (except those provisions hereof which are expressly stated to survive termination) and the Escrow Agent shall return the Deposit (less the Independent Consideration) to Buyer. If Buyer delivers the Go Forward Notice to Seller prior to 5:00 p.m. (Pacific Time) on the Due Diligence Expiration Date, then Buyer shall be deemed to have waived such termination right and to have affirmatively and expressly approved and accepted the Property and all conditions, elements and matters pertinent thereto including, without limitation, soil conditions and any other matter which was or could have been inspected, examined or determined by Buyer prior to the Due Diligence Expiration Date, except as otherwise provided herein.

(d)            Property Documents. Within five (5) business days after the Effective Date, Seller has provided or will provide to Buyer, and agrees to continue to provide, reasonable access (which access may be via a website) to all relevant material non-confidential and non-privileged files with respect to the Property in Seller’s possession for review or copying, including, without limitation, any government or other reports or notices with regard to environmental conditions, soils tests, building plans, surveys, engineering reports, the most recent title insurance policy for the Property, building systems information, maintenance reports, seismic surveys, tax and utility bills related to the Property, all service contracts which will survive the Closing (such service contracts, collectively, the “Service Contracts”), other plans and data affecting the operations of the Property, and such other items reasonably requested by Buyer (collectively, the “Property Documents”). Seller shall terminate at or prior to the Closing, (i) any Service Contracts providing property management services for the Property not approved in writing by Buyer prior to the expiration of the Due Diligence Period, (ii) any Service Contracts with an affiliate of Seller not approved in writing by Buyer prior to the expiration of the Due Diligence Period, and (iii) any other Service Contracts that are terminable without fee or penalty and that are not approved in writing by Buyer prior to the expiration of the Due Diligence Period. Seller shall reasonably cooperate with Buyer to the extent that Buyer elects to have Seller’s inspection reports updated or certified to Buyer, but Seller shall have no liability nor incur any cost therefor. Notwithstanding anything set forth in this Agreement, Seller shall not be required to furnish, collect or provide access to (1) insurance policies, sale or leasing brokerage listing agreements or documents or materials that relate to leases, agreements, or other arrangements that have become obsolete or irrelevant to the current ownership and operation of the Property due to expiration, termination, substitution or more current information becoming available; (2) appraisals or economic evaluations of the Property, proprietary, confidential or privileged materials regarding the Property, forward looking budget, reports or memoranda prepared solely for internal use or for the information of the investors in, or parties related to, Seller; or (3) materials produced or prepared in connection with lawsuits or proceedings that have been settled, resolved or dismissed or that otherwise are privileged or confidential (the items in clauses (1), (2) and (3) being collectively referred to as the “Confidential Information”). Except as otherwise expressly set forth in this Agreement, Seller makes no representation or warranty, either express or implied, and shall have no liability with respect to the accuracy or completeness of the information, data or conclusions contained in the information provided to Buyer.

(e)        Without limiting the generality of the foregoing, Buyer further waives any rights, remedies or defenses Buyer may have with respect to the requirements of California Code of Regulations, Title 20, §§1680-1684 and acknowledges that Seller has not made and does not make any representations with respect to the accuracy or completeness of any information provided to Buyer pursuant to such requirements, if required thereunder.

5.2           Indemnity. Buyer hereby agrees to indemnify, defend, and hold harmless the Property, Seller, and Seller’s partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Seller Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Seller Parties for any act or omission of Buyer or Buyer’s agents, representatives, employees, officers, members, partners, affiliates, consultants or contractors (“Buyer’s Representatives”) with respect to any due-diligence activities at the Property pursuant to this Agreement. The provisions of this Section 5.2 shall survive the Closing or any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2. Notwithstanding the foregoing, such indemnification, defense and hold harmless obligations shall not apply or extend to any losses, claims or liabilities arising out of (a) any mere discovery by Buyer or any of Buyer’s Representatives of any pre-existing conditions at the Property, or (b) the gross negligence or willful misconduct of Seller or any of the Seller Parties.

5.3           Natural Hazard Disclosures. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”). Buyer hereby acknowledges that, prior to the Effective Date, Seller has (or has caused Title Company to provide) provided Buyer with a Natural Hazard Disclosure Statement (the “Disclosure Statement”) in a form required by the Act. Buyer acknowledges that Seller retained the services of Title Company to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the Act and to prepare the written report of the result of its examination (the “Report”). Buyer acknowledges that the Report fully and completely discharges Seller from its disclosure obligations under the Act and under California Civil Code Sections 1102 through 1102.17. Buyer acknowledges and agrees that nothing contained in the Disclosure Statement releases Buyer from its obligation to fully investigate and satisfy itself with the condition of the Property during the Due Diligence Period, including, without limitation, whether the Property is located in any Natural Hazard Area. Buyer further acknowledges and agrees that the matters set forth in the Disclosure Statement or Report may change on or prior to the Closing and that Seller has no obligation to update, modify or supplement the Disclosure Statement or Report. Buyer is solely responsible for preparing and delivering its own Disclosure Statement to subsequent prospective purchasers of the Property.

5.4           Seller’s Environmental Inquiry. Buyer acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain the environmental reports (if any) delivered to Buyer as part of the Property Documents, and that, for all purposes, including California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation.

6.            “AS-IS” SALE; RELEASE. EXCEPT TO THE EXTENT OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER EXPRESSLY SET FORTH HEREIN AND EXCEPT IN CONNECTION WITH THE EXCLUDED CLAIMS (AS DEFINED BELOW), BUYER SHALL BUY THE PROPERTY AT CLOSING IN AN “AS-IS, WHERE-IS” CONDITION, SOLELY IN RELIANCE ON BUYER’S OWN INVESTIGATION, ANALYSIS AND INSPECTION OF THE PROPERTY, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, BY SELLER, ITS AFFILIATES, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, OR TRUSTEES OR ANY OTHER SELLER PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY WITH RESPECT TO THE CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION), ITS SUITABILITY FOR BUYER’S INTENDED USE, ITS COMPLIANCE WITH ANY ZONING OR OTHER RULES, REGULATIONS, LAWS OR STATUTES APPLICABLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS (AS DEFINED BELOW) IN, ON OR ABOUT THE PROPERTY, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY. BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED FROM THE TRANSACTION CONTEMPLATED HEREBY, AS ARE ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT NO PERSON ACTING ON BEHALF OF SELLER OR SELLER’S AFFILIATES IS AUTHORIZED TO MAKE, AND BY INITIALING BUYER HEREBY ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY, OR THE TRANSACTION CONTEMPLATED HEREIN, OR REGARDING THE ZONING, CONSTRUCTION, ENVIRONMENTAL CONDITION, PHYSICAL CONDITION OR OTHER STATUS OF THE PROPERTY, AND NO REPRESENTATION, WARRANTY, AGREEMENT, STATEMENT, GUARANTY OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER WHICH IS NOT EXPRESSLY CONTAINED HEREIN, SHALL BE VALID OR BINDING UPON SELLER. THE PROVISIONS OF THIS SECTION 6 SHALL SURVIVE CLOSING.

Initials:	LS Buyer

BUYER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH THE BUYER HAS OR MAY HAVE AGAINST SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION), ITS SUITABILITY FOR BUYER’S INTENDED USE, ITS COMPLIANCE WITH ANY ZONING OR OTHER RULES, REGULATIONS, LAWS OR STATUTES APPLICABLE TO THE PROPERTY, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY, EXCEPT TO THE EXTENT OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT FOR ANY EXCLUDED CLAIMS. BUYER ACKNOWLEDGES TO SELLER THAT BUYER IS GIVEN THE OPPORTUNITY UNDER THIS AGREEMENT TO FULLY INSPECT AND INVESTIGATE THE PROPERTY AND BUYER ASSUMES THE RESPONSIBILITY AND RISKS OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION. IN CONNECTION WITH SUCH WAIVER AND RELINQUISHMENT, BUYER ACKNOWLEDGES THAT IT IS AWARE THAT IT OR ITS ATTORNEYS, ACCOUNTANTS OR OTHER CONSULTANTS MAY HEREAFTER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH IT NOW KNOWS OR BELIEVES TO EXIST WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, BUT THAT IT IS BUYER’S INTENTION HEREBY TO FULLY, FINALLY, AND FOREVER SETTLE AND RELEASE ALL OF THE CLAIMS, DISPUTES, AND DIFFERENCES, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WHICH NOW EXIST OR MAY EXIST HEREAFTER BETWEEN BUYER AND SELLER WITH REGARD TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, CLAIMS RELATING TO THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS), EXCEPT AS SET FORTH ABOVE.

IN ADDITION, AND WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, BUYER HEREBY EXPRESSLY AND SPECIFICALLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE (“SECTION 1542”) AND ANY SUCCESSOR LAWS. SECTION 1542 PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BUYER ACKNOWLEDGES THAT THIS WAIVER AND RELEASE IS VOLUNTARY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE, AND IS GIVEN AS PART OF THE CONSIDERATION FOR THE AGREEMENTS SET FORTH HEREIN. BUYER EXPRESSLY ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE, WHICH IT NOW BELIEVES TO BE TRUE WITH RESPECT TO THE RELEASE OF CLAIMS. BUYER AGREES THAT THE FOREGOING RELEASE SHALL BE AND REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING SUCH DIFFERENT OR ADDITIONAL FACTS.

BUYER HAS BEEN ADVISED BY ITS LEGAL COUNSEL AND UNDERSTANDS THE SIGNIFICANCE OF THIS WAIVER OF SECTION 1542 RELATING TO UNKNOWN, UNSUSPECTED AND CONCEALED CLAIMS, AND BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT. BY ITS INITIALS BELOW, BUYER ACKNOWLEDGES THAT IT FULLY UNDERSTANDS, APPRECIATES AND ACCEPTS ALL OF THE TERMS OF THIS SUBSECTION AND RELEASE.

LS

BUYER’S INITIALS

Upon consummation of the Closing hereunder, the foregoing release shall be deemed to be restated and made again as of the Closing Date and shall survive the Closing.

As used herein, “Hazardous Materials” shall mean any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term Hazardous Materials shall include, without limitation, the following:

i.           a “Hazardous Substance,” “Hazardous Material,” “Hazardous Waste,” or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;

ii.          “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended, as well as any other hydrocarbonic substance, fraction, distillate or by-product;

iii.         an “Acutely Hazardous Waste,” “Extremely Hazardous Waste,” “Hazardous Waste,” or “Restricted Hazardous Waste,” under Section 25110.02, 25115, 25117 or 25122.7 of the California Health and Safety Code, or listed pursuant to Section 25140 of the California Health and Safety Code, as any of the foregoing may be amended;

iv.         a “Hazardous Material,” “Hazardous Substance” or “Hazardous Waste” under Section 25117, 25260, 25281, 25316, 25501, or 25501.1 of the California Health and Safety Code, as any of the foregoing may be amended;

v.          any substance or material defined, identified or listed as an “Acutely Hazardous Waste,” “Extremely Hazardous Material,” “Extremely Hazardous Waste,” “Hazardous Constituent,” “Hazardous Material,” “Hazardous Waste,” “Hazardous Waste Constituent,” or “Toxic Waste” pursuant to Division 4.5, Chapters 10 or 11 of Title 22 of the California Code of Regulations, as may be amended;

vi.         any substance or material listed by the State of California as a chemical known by the State to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, as may be amended;

vii.        a “Biohazardous Waste” or “Medical Waste” under Sections 117635 or 117690 of the California Health and Safety Code, as may be amended;

viii.       mold;

ix.         asbestos and any asbestos containing material; and

x.          a substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for property to be put to any lawful purpose.

Notwithstanding anything to the contrary contained in this Article 6 or otherwise in this Agreement or in any document or instrument delivered in connection with the transaction contemplated thereby, Buyer does not waive, and shall not be deemed in any event to have waived or released in any manner, and Buyer expressly reserves, all rights in connection with, any claims arising from or in connection with any fraud, gross negligence, or willful misconduct of Seller or any employee, officer or director of Seller (collectively, the “Excluded Claims”).

7.            Conditions to Closing.

7.1            Seller’s Conditions Precedent. The following shall be conditions precedent to Seller’s obligation herein to convey the Property to Buyer (“Seller’s Conditions Precedent”):

(a)        As of the Closing Date, Buyer’s representations and warranties contained herein shall be true and correct in all material respects and Buyer shall not be in default of any obligation herein;

(b)        Buyer shall have executed and delivered to the Escrow Agent at least one (1) business day prior to the Closing Date, the following (collectively, “Closing Documents”):

(i)            a General Assignment accepting and assuming Seller’s right, title and interest in and to any Intangible Property in the form attached hereto as Exhibit B and made a part hereof (the “General Assignment”);

(ii)           the Settlement Statement (as defined in Section 9.5 below);

(iii)          a Preliminary Change of Ownership Report;

(iv)          the Seller Lease;

(v)           any other documents reasonably requested of it by the Escrow Agent or the Title Company; and

(vi)          a certificate certifying to Seller that all of the representations and warranties of Buyer contained herein, updated, if necessary, to reflect events that have occurred since the Effective Date that do not constitute breaches of this Agreement by Buyer, are true and correct in all material respects as of Closing, or if untrue, specifying which are not true and correct.

(c)        Buyer shall have delivered to the Escrow Agent within the time period set forth in Section 3.6 above, for disbursement as directed hereunder, all cash and/or other consideration and/or other immediately available funds due from Buyer in accordance with this Agreement, including without limitation the balance of the Purchase Price, as the same may be adjusted pursuant to the terms of this Agreement, all as set forth in the Settlement Statement.

(d)        At Closing, Buyer shall lease the Property back to Seller or, subject to Buyer’s approval in its reasonable discretion, its affiliate or designee, pursuant to the Lease Agreement attached hereto as Exhibit E (the “Seller Lease”).

The conditions set forth in this Section 7.1 are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of such conditions.

7.2           Buyer’s Conditions Precedent. The following shall be conditions precedent to Buyer’s obligation herein to purchase the Property from Seller (“Buyer’s Conditions Precedent”):

(a)        As of the Closing Date, Seller’s representations and warranties contained herein shall be true and correct in all material respects and Seller shall not be in default of any obligation herein;

(b)        As of the Closing Date, the Title Company shall be irrevocably committed to issue to Buyer an ALTA extended coverage Owner’s Policy of Title Insurance (the “Title Policy”) with liability in the full amount of the Purchase Price, subject only to the Permitted Exceptions (as defined in Section 4.2), insuring Buyer’s interest in the Real Property, dated as of the Closing Date (provided, however, that if Buyer does not obtain prior to the Due Diligence Expiration Date a Survey that is sufficient to allow the Title Company to issue an ALTA extended coverage owner’s policy of title insurance, then, notwithstanding the foregoing, the “Title Policy” shall be a standard coverage owner’s policy of title insurance unless the Title Company otherwise agrees to issue extended coverage with a survey exception); and

(c)         Seller shall have executed and delivered to the Escrow Agent at least one (1) business day prior to the Closing Date, the following:

(i)            a Grant Deed for the Real Property in the form attached hereto as Exhibit C and made a part hereof (the “Deed”), duly acknowledged;

(ii)           the General Assignment;

(iii)          the Settlement Statement;

(iv)          the Seller Lease;

(v)           a California Franchise Tax Board Form 593-C, or similar document, to the extent required by applicable law;

(vi)          an affidavit certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, substantially in the form attached hereto as Exhibit D and/or as required by the laws of the State where the Real Property is located (collectively, the “FIRPTA Affidavit”);

(vii)         any other documents reasonably required of it by Escrow Agent or the Title Company, including without limitation a Seller’s Affidavit; and

(viii)        a certificate certifying to Buyer that all of the representations and warranties of Seller contained herein, updated, if necessary, to reflect events that have occurred since the Effective Date that do not constitutes breaches of this Agreement by Seller, are true and correct in all material respects as of Closing, or if untrue, specifying which are not true and correct.

The conditions set forth in this Section 7.2 are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. Notwithstanding anything to the contrary herein, if Seller is unable to timely satisfy a Buyer’s Condition Precedent, then, (i) Seller may, if it so elects and without any abatement in the Purchase Price, adjourn the Closing for a period not to exceed twenty (20) days in the aggregate, during which Seller shall use commercially reasonable efforts to satisfy Buyer’s Conditions Precedent and (ii) if, after any such extension, the Buyer’s Conditions Precedent continue not to be satisfied (and Buyer has not waived the same) or Seller does not elect such extension and, in either case, such failure of Buyer’s Condition Precedent is not the result of Seller’s default hereunder, then Buyer shall be entitled to terminate this Agreement by notice thereof to Seller. If this Agreement is so terminated, then Buyer shall be entitled to receive the Deposit and neither party shall have any further obligations hereunder, except those expressly stated to survive the termination hereof.

8.            Representations and Warranties.

8.1            Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

(a)           Seller is a corporation duly formed and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Delaware; Seller has, or will have prior to Closing, the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; no consent is necessary from any party in order for Seller to enter into and perform this Agreement; the person signing this Agreement and any of the other documents on behalf of Seller has full power and authority to bind Seller; and when executed by Seller, this Agreement shall be binding and enforceable against Seller in accordance with its terms, and upon Seller’s execution of any other documents contemplated herein, they shall be binding and enforceable against Seller in accordance with their terms.

(b)           Other than as disclosed in the Property Documents, Seller has not received any written notice from any city, county, state or other government authority stating that the Property is in material violation of the laws, rules or ordinances applicable to the Property which violation has not been remedied.

(c)           There exists no actions, suits, arbitrations, investigations, condemnations or proceedings of any kind or nature whatsoever, legal or equitable, pending or threatened in writing, against Seller or the Property, or any portion or portions thereof, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, including, without limitation, any condemnation or eminent domain proceeding, that in each case, would materially affect the current ownership or operation of the Property.

(d)           To Seller’s actual knowledge, Seller has not received any written notice from any city, county, state or other government authority stating that the Property is in violation of any Environmental Laws (as hereinafter defined) which violation has not been remedied. For purposes of this Agreement, "Hazardous Materials" shall mean any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as to the extent such terms are regulated by and used in any Environmental Laws and "Environmental Laws" shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental or quasi-governmental body or agency having jurisdiction over Seller, the Property or any portion thereof and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Property, or any portion thereof, the use, ownership, occupancy or operation of the Property, or any portion thereof, or any owner of the Property, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

(e)           To Seller’s knowledge, there are no, and Seller has not entered into any, leases, subleases, occupancy agreements or purchase agreements with respect to or affecting the Property or any portion thereof, which are or will be binding upon Buyer, or which will burden the Property, after the Closing except for the Seller Lease.

(f)            To Seller’s knowledge, there are no, and Seller has not entered into any, purchase agreements, options or rights of first refusal to purchase, lease, or occupy the Property or portion thereof.

(g)           To Seller’s knowledge, all of the Property Documents delivered or made available by Seller to Buyer in connection with the Property are true and complete copies of such corresponding items in Seller’s possession.

(h)           Seller is not a “foreign person” which would subject Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(i)            Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller is and has always been in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). Seller:

(i)            is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)           has not been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii)          is not owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(j)            Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of substantially all of Seller’s assets, suffered the attachment or other judicial seizure of substantially all of Seller’s assets, admitted Seller’s inability to pay Seller’s debts as they come due, or made an offer of settlement, extension or composition to Seller’s creditors generally.

(k)           Seller’s Knowledge Party is the individual associated with Seller with the most knowledge of the Property and the representations and warranties of Seller set forth in this Agreement.

References to the “knowledge” of Seller shall mean and be strictly limited to the actual (not constructive or implied) knowledge of Seller’s Knowledge Party as of the Effective Date, without any duty of investigation or inquiry, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller or to any other partner, officer, agent, manager, member, representative or employee of Seller or any affiliate thereof. There shall be no personal liability on the part of the designated individual arising out of any representations or warranties made herein. Seller shall notify Buyer if, prior to Closing, Seller obtains actual (not constructive or implied) knowledge of any information which would make any of Seller’s representations or warranties untrue or incorrect in any material respect as of the Effective Date or the Closing. If Seller gives such notice, or if Buyer otherwise discovers information which renders (or if known to Seller, would render) any of Seller’s representations or warranties untrue or incorrect in any material respect as of the Effective Date or the Closing, the same shall not constitute a breach or default by Seller, (provided that any such changes in or new fact is not a result of a breach by Seller of any of the terms of this Agreement), in such event, Buyer shall elect, by giving written notice to Seller within five (5) business days after receipt of such notice or discovery of such information, either (i) to terminate this Agreement, in which event this Agreement shall be deemed terminated and a nullity and of no further force and effect, Escrow Agent shall refund the Deposit to Buyer and notwithstanding any provision of this Agreement to the contrary, neither party hereto shall thereafter have any rights, duties, liabilities, or obligations whatsoever under this Agreement, other than for those provisions that expressly survive termination, or (ii) to proceed with the Closing subject to all other terms and conditions of this Agreement. If Buyer fails to give notice of its election to terminate this Agreement pursuant to clause (i) above, Buyer shall be deemed to have elected to proceed with the Closing in accordance with clause (ii) above. If the Closing Date is within the aforesaid five (5) business day period, then the Closing Date shall be extended to the next business day following the end of such five (5) business day period. If Buyer elects (or is deemed to have elected) to proceed with the Closing in accordance with clause (ii) above, such representation or warranty shall automatically be deemed conformed to the information contained in such notice or discovered by Buyer prior to the Closing, as the case may be. If Buyer acquires the Property with knowledge of an untrue or incorrect representation or warranty, then upon the Closing, Buyer shall be deemed to have fully and unconditionally waived and released any and all claims, actions and causes of action whatsoever with respect to such untrue or incorrect representation or warranty. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

8.2           Survival. The representations and warranties made in Section 8.1 shall survive the Closing for a period of nine (9) months (the “Survival Period”). No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000), in which event the amount of such claims above $25,000 shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller within thirty (30) days after the termination of the Survival Period provided for above in this Section 8.2. In no event shall Seller’s aggregate liability to Buyer for all claims of breach of any representation or warranty of Seller in this Agreement exceed an amount equal to two and two tenths percent (2.2%) of the Purchase Price (the “Liability Cap”).

8.3            Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a)           Buyer hereby represents and warrants to Seller that Buyer is a limited liability company duly formed and validly existing under the laws of the State of California and in good standing under the laws of the State of California; Buyer has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; no consent is necessary from any party in order for Buyer to enter into and perform this Agreement; the person signing this Agreement and any of the other documents on behalf of Buyer has full power and authority to bind Buyer; and when executed by Buyer, this Agreement shall be binding and enforceable against Buyer in accordance with its terms, and upon Buyer’s execution of any other documents contemplated herein, they shall be binding and enforceable against Buyer in accordance with their terms.

(b)           Buyer has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, suffered the appointment of a receiver to take possession of substantially all of Buyer’s assets, suffered the attachment or other judicial seizure of substantially all of Buyer’s assets, admitted Buyer’s inability to pay Buyer’s debts as they come due, or made an offer of settlement, extension or composition to Buyer’s creditors generally.

(c)            There exists no actions, suits, arbitrations, investigations, condemnations or proceedings of any kind or nature whatsoever, legal or equitable, pending or threatened in writing, against Buyer, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, that in each case, would materially affect Buyer’s ability to perform its obligations under this Agreement.

(d)           Buyer is in compliance with the requirements of the Orders and the Patriot Act. Buyer:

(i)            is not listed on the Lists; and

(ii)           has not been determined by competent authority to be subject to the prohibitions contained in the Orders.

8.4           Survival. The representations and warranties made in Section 8.3 shall survive the Closing for the Survival Period.

9.            Escrow Instructions.

9.1           Delivery of Agreement to Escrow Agent. Within one (1) business day after complete execution and delivery of this Agreement by Buyer and Seller, a fully executed copy of this Agreement (or fully executed counterparts) shall be delivered by Seller and Buyer to the Escrow Agent, and this Agreement shall, thereupon, constitute escrow instructions.

9.2           Delivery of Deposit. Within the period provided under Section 3.2 hereinabove, Buyer shall deposit the Deposit with the Escrow Agent. In the event that Buyer shall exercise any right of termination hereunder pursuant to Sections 4.2, 5.1, and 14.1, Escrow Agent shall notify the parties of the same, and Escrow Agent shall return the Deposit (less the Independent Consideration) to Buyer.

9.3           General Escrow Conditions; Conflicts. The Escrow Agent shall accept this escrow subject only to its standard conditions of acceptance of escrow, provided that the provisions of this Agreement shall govern in the event of conflict therewith, including but not limited to Section 5.1(c) above.

9.4           Assembly of Documents from Executed Counterparts. Upon receipt from Buyer and/or Seller of any documents in connection herewith, the Escrow Agent shall detach from the documents delivered by Buyer, and reattach to the documents delivered by Seller, counterpart signature pages and acknowledgement pages of the Buyer, as necessary, to physically form one (1) document and shall be prepared to record such documents, as applicable, concurrently with the Closing and in accordance with any separate instructions Escrow Agent may receive from Seller and, to the extent consistent with Seller’s instructions, any separate instructions the Escrow Agent may receive from Buyer.

9.5           Settlement Statement. At least three (3) business days prior to the Closing Date, Escrow Agent shall prepare and deliver to Buyer and Seller a closing settlement statement showing the amounts required to be deposited by Buyer in connection herewith, and the then contemplated disbursements for such funds that shall occur on the Closing Date (the “Settlement Statement”). Prior to the Closing and as a condition precedent thereto, Seller and Buyer shall have reasonably approved and executed the Settlement Statement.

9.6           Recording of Documents and Delivery of Funds. Upon the Closing, the Escrow Agent shall cause the Deed to be filed for record in the county in which the Real Property is located, and disburse to Seller the net amounts due to Seller pursuant to the Settlement Statement.

9.7           Reporting Requirements. The Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045 4 and any instructions or settlement statement prepared by the Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, the Escrow Agent shall file the Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

10.            Closing.

10.1         The closing of the purchase and sale of the Property contemplated by this Agreement (the “Closing”) shall be consummated on such date as may be mutually agreed upon by Seller and Buyer, but in no event later than the Closing Date unless otherwise provided in this Agreement. Closing shall take place at the offices of the Escrow Agent; provided that the Closing Documents may be sent to the Escrow Agent for receipt prior to the Closing Date, accompanied by Closing instructions for the Escrow Agent. At the Closing, Seller shall convey the Real Property to Buyer by delivery and recordation of the Deed and Buyer shall release the Purchase Price (as the same may be adjusted) to Seller. Seller shall pay Seller’s Deal Costs and Buyer shall pay Buyer’s Deal Costs upon the Closing. Additionally, (i) Buyer shall pay fifty percent (50%) of all of Title Company’s escrow fees and all costs and expenses for the Title Policy (including, without limitation to, any endorsements and extended coverage) (except as set forth in subsection (ii) of this Section 10.1), and (ii) Seller shall pay fifty percent (50%) of all of Title Company’s escrow fees, CLTA portion of the standard title insurance policy and all city and county transfer taxes. All other Closing costs shall be paid by the parties upon the Closing in accordance with the custom of the county in which the Property is located, as determined by the Title Company.

11.            Closing Prorations and Credits.

11.1         Real Estate Taxes and Assessments.

(a)           The Escrow Agent shall prorate any and all current real estate taxes and assessments for the Property that Seller pays as of the date of the filing of the Deed for record using as the basis for such proration the rate and valuation shown for the Property on the last available tax records or other separate tax or assessment invoices, which may include tax estimates from the applicable governmental authority (hereinafter referred to as the “Estimated Taxes”); provided, however, that such Estimated Taxes shall be provisional only and shall be properly adjusted by the parties hereto following the Closing in accordance with the amount of taxes shown on the tax bills or tax duplicates actually issued or prepared for the period in question once they are available after Closing. In addition, if after the Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year in which the Closing occurs or any prior year (whether in the nature of a “roll-back” tax or otherwise), any additional tax payment for the Property required to be paid with respect to the year in which the Closing occurs shall be prorated between Buyer and Seller, with Seller being responsible for any additional tax payment allocable to the period prior to Closing and any such additional tax payment for the Property with respect to any year prior to the year of the Closing and Buyer being responsible for any additional tax payment for the period attributable to the date of Closing and thereafter.

(b)           Any taxes payable in the calendar year of Closing shall be prorated on a cash basis based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing.

11.2         Operating Expenses. Any common area maintenance, utility, other expenses incurred in operating the Property that Seller pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property (the “Operating Expenses”), shall be prorated on an accrual basis. Seller shall pay all such Operating Expenses that accrue prior to the Closing Date and, subject to the terms of the Seller Lease, Buyer shall pay all such non-delinquent Operating Expenses accruing on the Closing Date and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Closing Date to aid in such prorations. The agreements of Seller and Buyer set forth in this Section 11.2 shall survive the Closing for the Survival Period.

11.3         Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then Buyer shall work diligently with Seller to finalize the prorations as soon as possible. Either party owing the other party a sum of money based on such subsequent proration(s) shall pay said sum to the other party within ten (10) days of receipt of an invoice therefor.

11.4         Survival. The provisions of this Section 11 shall survive the Closing for the Survival Period, subject to the limitations described above.

12.            Brokerage. Seller and Buyer each represent and warrant to the other that they have dealt with no real estate brokers other than Broker with respect to the transaction contemplated by this Agreement. Seller shall pay to each Broker a commission pursuant to a separate commission agreement. Seller and Buyer each agree to indemnify, defend and hold the other harmless from and against any claim or liability, as well as court costs and legal fees, arising out of claims contrary to the foregoing representations and warranties by a party claiming to have dealt with the indemnifying party. Notwithstanding anything to the contrary contained herein, the mutual indemnities contained in this Section 12 shall survive Closing or any termination of this Agreement and shall not be subject to the limitations on remedies of Seller or Buyer set forth in Section 14.

13.            Notices. All notices provided for herein, may be sent by electronic mail with transmission confirmation, Federal Express or other overnight courier service, personally delivered or mailed registered or certified mail, return receipt requested. If a notice is personally delivered, sent by overnight courier service or sent by registered or certified mail, it shall be deemed given upon receipt or refusal of delivery. The addresses to be used in connection with notices are those set forth in the Fundamental Information, or such other address as a party shall from time to time direct by notice given in accordance with this Section 13.

14.            Default.

 14.1         Buyer’s Remedies For Seller’s Default. If Seller is in breach or default of its obligations and covenants under the terms and conditions of this Agreement, and Closing does not occur as a result thereof, Buyer may elect one of the following remedies: (i) terminate Buyer’s obligations under this Agreement by written notice to Seller, whereupon the Escrow Agent shall immediately return the Deposit to Buyer, without any authorizations or approvals of any kind from Seller or any other party, Seller shall (within ten (10) business days after request) reimburse Buyer for Buyer’s due diligence costs and expenses in connection with this Agreement, including but not limited to negotiation hereof, up to a maximum amount of Forty-Five Thousand Dollars ($45,000.00) (which reimbursement obligation shall survive any termination of this Agreement) and, thereafter, neither party shall have any further obligations hereunder except those that expressly survive termination hereof, or (ii) bring an action for specific performance of this Agreement, which action shall be brought, if at all, no later than forty-five (45) days after the scheduled Closing Date. Buyer hereby waives its right to bring any action for damages (including without limitation actual, consequential, special and punitive damages) arising out of or relating to this Agreement or Seller’s default hereunder. Buyer’s election to proceed with the Closing with actual knowledge of a breach or default by Seller hereunder as of or prior to the Closing (including without limitation a breach of any representation or warranty of Seller herein) shall conclusively constitute Buyer’s waiver of any and all claims against Seller on account thereof. Notwithstanding the foregoing, if specific performance is not available to Buyer due to an intentional and material breach of this Agreement by Seller, then Buyer may pursue all rights and remedies available to Buyer at law and in equity in connection therewith to the extent Seller caused such damages, but in no event shall Buyer be entitled to any consequential, exemplary, special or punitive damages, and Seller shall bring such action no later than forty-five (45) days after the specific performance is determined not available to Buyer.

14.2         Seller’s Remedies For Buyer’s Default. If Buyer fails or refuses to timely consummate the Closing in accordance with the terms and conditions of this Agreement, except on account of a breach or default hereunder by Seller, Seller may elect, as Seller’s sole remedy, to terminate Seller’s obligations under this Agreement by written notice to Buyer and Escrow Agent shall deliver the Deposit to Seller and Seller shall be entitled to keep the Deposit as liquidated damages. The foregoing provision shall not limit Seller’s remedies with respect to certain obligations of the Buyer which are stated to survive the termination of this Agreement and/or which are expressly stated not to be subject to this Section 14.2. The parties hereby agree that the amount of the Deposit shall be and constitutes liquidated damages. Buyer and Seller acknowledge and agree that it is difficult or impossible to determine the actual damages Seller would suffer from Buyer’s breach hereof and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, AGAINST BUYER IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BY REASON OF A BREACH OR DEFAULT BY BUYER UNDER THIS AGREEMENT AND PROVIDED THAT SELLER HAS BEEN PAID THE DEPOSIT SELLER HEREBY WAIVES ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. HOWEVER, NOTHING IN THIS SECTION SHALL LIMIT THE EFFECTIVENESS OF THE OBLIGATIONS OF BUYER UNDER SECTIONS 5.1, 5.2, 12 and 15.18 OF THIS AGREEMENT OR LIMIT THE RECOVERY OF ANY ATTORNEYS’ FEES, WHICH MAY BE RECOVERED IN EXCESS OF THE DEPOSIT AMOUNT.

Initials:	LS	DMS
	Buyer	Seller

14.3         Notwithstanding anything in this Section 14 to the contrary, in the event of a default by Seller or Buyer under this Agreement, prior to pursuing any remedies under this Agreement the non-defaulting party shall provide the defaulting party with written notice of such default and the defaulting party shall have five (5) business days to fully cure such default; provided, however, that the notice and cure period set forth in this Section 14.3 shall not be applicable to either party’s failure to timely close on the Closing Date.

14.4         Survival. The provisions of this Section 14 shall survive any termination of this Agreement.

15.            Miscellaneous.

15.1         Business Days. References herein to a “business day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in the state in which the Real Property is located are authorized or obligated by law or executive order to be closed. If the last day for performance of any obligation or exercise of any right falls on a day other than a business day, then the last day for such performance or exercise of such right shall be extended to and expire on the next succeeding business day.

15.2         Time. Time is of the essence in the performance of each party’s obligations hereunder.

15.3         Attorneys’ Fees. If any party shall bring an action or proceeding against the other party by reason of the breach or alleged violation of any term or obligation hereof, or for the enforcement or interpretation of any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to its reasonable costs and expenses of suit, including, but not limited to reasonable attorneys’ fees, which shall be payable whether or not such action is prosecuted to judgment. The provisions of this Section 15.3 shall survive the Closing or termination of this Agreement.

15.4         No Waiver. Subject to the deemed approvals under this Agreement, no waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing, nor shall it be considered to be a waiver by such party of any other covenant or condition hereunder.

15.5         Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified by subsequent written agreement signed by the party to be charged.

15.6         Further Assurances. Before and after Closing, Buyer and Seller shall execute and deliver to the other party all such documents that such other party may reasonably require to effect, confirm or otherwise perfect the transfer of property and other covenants and agreements of the parties contemplated by this Agreement.

15.7         Successors. This Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assigns; provided, however, that none of the rights or obligations of Buyer hereunder shall be transferred or assigned by Buyer without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. No permitted assignment or transfer by Buyer shall relieve Buyer from its obligations hereunder, it being understood that upon any assignment or transfer Buyer shall remain liable to Seller for the performance of the obligations of “Buyer” hereunder. Notwithstanding anything to the contrary set forth herein, upon prior written notice to Seller, Buyer shall have the right to assign its rights and obligations under this Agreement to any other entity owning and controlling, owned and controlled by, or under common control of Buyer or the owner or parent company of Buyer; provided, however, that such assignment document includes a provision that Buyer shall remain liable to Seller for the performance of its obligations of “Buyer” hereunder and such assignment shall not relieve Buyer from its obligations hereunder; and provided further that the assignment shall not delay Closing.

15.8          Possession. Seller shall deliver possession of the Property to Buyer on the Closing Date, subject to the Seller Lease, together with a complete set of keys (including any fobs) for the Property, to the extent in Seller’s possession.

15.9         Operation of Property.

(a)            Following the expiration of the Due Diligence Period, Seller shall not enter into any lease, or amend, modify or terminate any lease (to the extent Seller’s approval is required thereunder), without first obtaining Buyer’s written approval thereof (which approval shall not be unreasonably withheld, delayed or conditioned).

(b)            Seller shall be permitted to keep in place at Closing any Service Contracts, subject to and in accordance with the terms of the Seller Lease.

(c)            Following the Effective Date, other than in the ordinary course of business, Seller shall not sell, transfer, encumber, mortgage or place any lien upon the Property or in any way create or consent to the creation of any title condition affecting the Property without first obtaining Buyer’s written approval thereof, which approval may be given or withheld in Buyer’s reasonable discretion.

(d)            Until the Closing, Seller shall keep all existing insurance with respect to the Property to the same extent that Seller has insured the Property as of the date of this Agreement.

(e)            Until the Closing, Seller shall operate and maintain the Property in substantially the manner being operated and maintained as of the date of this Agreement, ordinary wear and tear and anything due to Buyer or Buyer’s Representatives excepted.

(f)             Between the Due Diligence Expiration Date until the Closing, without the written consent of Buyer, which may be withheld in Buyer’s sole discretion, Seller shall not make any material alterations to the Property; provided, however, if Buyer does not consent to any requested material alteration, Seller shall be released from, and Buyer hereby waives, any claim, right or remedy against Seller that the Property was not maintained or operated in compliance with this Section 15.9 to the extent that such claim, right or remedy relates to or arises from the failure to make the requested alteration.

(g)            Between the Effective Date and the Closing, Seller shall notify Buyer of any written notice received by Seller of any of the following matters promptly after Seller has receipt of such notice: (i) notices of disputes involving any Service Contracts, (ii) condemnation, (iii) environmental, zoning or other land-use regulation proceedings directly and specifically relating to the Property, (iv) notice of any material violations of any laws relating to the Property, and (v) any litigation or notice of any claim relating to the Property.

15.10       Damage to Property. If, prior to the Closing Date, there is a casualty which results in Material Damage, Buyer will have the option, to be exercised within fifteen (15) days after receipt of notice of such casualty, to terminate Buyer’s obligations under this Agreement and receive a refund of the Deposit (less the Independent Consideration), upon which Seller and Buyer shall be relieved of their obligations hereunder, except those that specifically survive the termination hereof, or to elect to have this Agreement remain in full force and effect. In the event that either (x) the casualty did not cause Material Damage to the Property, or (y) Buyer does not terminate this Agreement as provided in this Section, Seller will: (1) assign to Buyer all of Seller’s interest in the insurance proceeds arising out of such damage (or credited to Buyer if previously received by Seller), and (2) provide Buyer with a credit against the Purchase Price in an amount equal to the deductible under such insurance. Seller and Buyer each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of this Section 15.10 and Section 15.11 below shall govern the parties obligations in the event of any damage or destruction to the Property or the taking of all or any part of the Property, as applicable. For purposes of hereof, “Material Damage” means loss or damage to the Property or any portion thereof (A) such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a general contractor selected by Seller and reasonably approved by Buyer, equal to or greater than one percent (1%) of the Purchase Price, or (B) that is uninsured (unless Seller agrees to pay for the full cost of repair or credit Buyer the cost of repair at Closing, each subject to Buyer reasonably agreeing with the scope of repairs needed and the related cost estimate) or (C) that prevents access to the Real Property from a publicly dedicated street.

15.11       Eminent Domain. If, prior to the Closing Date, there is a condemnation or sale in lieu of condemnation, and such results in Material Damage, Buyer will have the option, to be exercised within fifteen (15) days after receipt of notice of such condemnation or sale, to terminate Buyer’s obligations under this Agreement or to elect to have this Agreement remain in full force and effect. In the event that either (x) the condemnation did not cause Material Damage to the Property or (y) Buyer does not terminate this Agreement as provided in this Section, Seller will assign to Buyer any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Buyer will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price except for a credit for any award received by Seller. Should Buyer elect to terminate Buyer’s obligations under this Agreement under the provisions of this Section, the Deposit (less the Independent Consideration) will be returned to Buyer by Escrow Agent, and neither Seller nor Buyer will have any further obligation under this Agreement, except for those that survive hereunder.

15.12       Counterparts, Electronic Signatures and Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, and this Agreement shall only be effective if a counterpart is signed by both Seller and Buyer. An electronic signature (such as DocuSign) or any PDF or electronically transmitted signature on this Agreement shall be binding as an original.

15.13       Severability. In the event any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

15.14       Recording. Neither this Agreement nor any memorandum hereof shall be recorded or filed in the Office of the County Recorder of the county in which the Real Property is located, or in any other public records of any jurisdiction, and any attempt to do so may be treated by the other party as a material breach of this Agreement.

15.15       No Third Party Beneficiaries. Seller and Buyer agree that it is their specific intent that no broker or any other third party shall be a party to or a third party beneficiary of this Agreement or the escrow; and further that the consent of a broker or other third party shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement.

15.16       1031 Exchange. Seller and/or Buyer may desire to effect a tax-deferred like kind exchange with respect to its sale or purchase, respectively, of the Property (in either case, the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”) and any similar provisions of state or local law. If either party elects to effect an Exchange (the “Exchangor”), then, subject to the terms and provisions of this Section, the other party (the “Non Exchangor”) shall reasonably cooperate with the Exchangor in effecting the Exchange; provided, however, in no event shall the Non Exchangor be required to incur any material delays, expenses or risk of ownership, title or conveyance in connection with such cooperation. The Exchange will be structured by the Exchangor at its sole cost and expense such that the Non Exchangor will have no obligation to acquire or enter into the chain of title to any property other than the Property. The Non Exchangor’s sole obligation in connection with the Exchange shall be to review and execute certain customary documentation reasonably acceptable to the Non Exchangor necessary to effectuate the Exchange in accordance with the foregoing and the applicable rules governing such exchanges. The Non Exchangor shall not by this Agreement or acquiescence to the Exchange have its rights under this Agreement modified or diminished in any material manner or be responsible for compliance with or be deemed to have warranted to the Exchangor that the Exchange in fact complies with Section 1031 of the Code. The Non Exchangor shall have the right to review and approve any documents to be executed by the Non Exchangor in connection with the Exchange; provided, such approval shall not be unreasonably withheld, conditioned or delayed. The Non Exchangor shall have no obligation to execute any documents or to undertake any action by which the Non Exchangor would or might incur any material liability or obligation not otherwise provided for in the other provisions of this Agreement. Neither the conveyance of title to the Property by the Exchangor’s designated intermediary or any “Qualified Exchange Accommodation Titleholder” (if applicable) nor the Exchange shall amend or modify the representations, warranties and covenants of the Exchangor to the Non Exchangor under this Agreement or the survival thereof pursuant to this Agreement in any material respect nor shall any such conveyance or Exchange result in a release of the Exchangor with respect to such representations, warranties and/or covenants. At the Exchangor’s election, the Deed and all closing documents with respect to the Property shall run directly between the Non Exchangor and either the Exchangor or the Exchangor’s designated intermediary or Qualified Exchange Accommodation Titleholder. The Closing shall not be extended as a result of the Exchange. The Exchangor shall indemnify and hold the Non Exchangor harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding costs incurred to review the exchange documents) arising from the Exchange (other than what would have been applicable under this Agreement without the Exchange), which indemnification agreement shall expressly survive the Closing. The Exchangor further acknowledges that the Exchange is at the request and initiation of the Exchangor, and the Non Exchangor in no manner, expressly or implicitly, participated in or offered tax advice or planning to or for the benefit of the Exchangor. The Exchangor is relying solely upon the advice and counsel of professionals of the Exchangor’s choice in structuring, executing and consummating the Exchange.

15.17       JURY WAIVER. TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER AND SELLER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) OF ANY KIND WHATSOEVER BETWEEN BUYER AND SELLER ARISING OUT OF OR IN ANY WAY RELATED TO THE PROPERTY OR THIS AGREEMENT. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER. THIS PROVISION IS A MATERIAL INDUCEMENT TO SELLER ENTERING INTO AND PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT.

Initials:	LS	DMS
	Buyer	Seller

15.18       Confidentiality.

(a)            Each party hereto agrees not to disclose or permit the disclosure of any of the terms of this Agreement or the identity of the other party to this Agreement, provided that such disclosure may be made (a) to any party who is a partner, officer, director or employee of such party or an affiliate of such party or counsel to or accountants of such party or an affiliate of such party solely for their use and on a need-to-know basis, provided that such parties are notified of the party’s confidentiality obligations hereunder, (b) in accordance with this Section 15.18(a), (c) with the prior consent of the other parties hereto, (d) subject to the following sentence, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official of competent jurisdiction, or (e) if required under applicable law, regulatory or stock market rule or of information of the type otherwise customarily disclosed by public companies in such public filings. In the event that a party shall receive a request to disclose the terms of this Agreement under a subpoena or order, such party shall (i) promptly notify the other parties thereof, (ii) consult with the other parties on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with any of the other parties in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the information that is disclosed. The provisions of this Section 15.18(a) shall survive any termination of this Agreement and the Closing.

(b)            In connection with Treasury Regulation §1.6011-4 of the Code, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. The provisions of this Section 15.18(b) shall survive any termination of this Agreement and the Closing.

15.19       Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to “Sections” are to Sections of this Agreement, unless otherwise specifically provided. All references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, and (b) in the singular or plural shall be deemed to have been made in all such genders, and (c) in the singular or plural shall be deemed to have been made, respectively, in the plural or singular as well.

15.20       Limitation on Liability. Buyer and Seller each agree to the following statements in this Section 15.20, agreement to each of which is a condition to entry into this Agreement:

(a)            No member or manager of Seller, nor any officer, director or shareholder of Seller or its member or manager, nor any of their direct or indirect members, managers, partners, shareholders or officers, directors, employees, agents or advisors of any of them, nor any employee, agent, or advisor of Seller, shall have any personal liability directly or indirectly, under or in connection with this Agreement or any Closing Document, and Buyer and Buyer’s successors and assigns shall look solely to the assets of Seller for the payment of any claim or for any performance under this Agreement or any Closing Document or relating to the transaction contemplated hereunder, and Buyer hereby waives any and all claims for personal liability against any member or manager or Seller, and any officer, director or shareholder of any such member or manager comprising Seller, and any employee or agent of Seller or of any of Seller’s members or managers.

(b)            No member or manager of Buyer, nor any officer, director or shareholder of Buyer or its member or manager, nor any of their direct or indirect members, managers, partners, shareholders or officers, directors, employees, agents or advisors of any of them, nor any employee, agent, or advisor of Buyer, shall have any personal liability directly or indirectly, under or in connection with this Agreement or any Closing Document, and Seller shall look solely to Buyer for the payment of any claim or for any performance under this Agreement (or as otherwise provided in Section 14.1) or any Closing Document or relating to the transaction contemplated hereunder, and Seller hereby waives any and all claims for personal liability against any member or manager or Buyer, and any officer, director or shareholder of any such member or manager comprising Buyer, and any employee or agent of Buyer or of any of Buyer’s members or managers.

15.21            Governing Law.

(a)            This Agreement shall be governed by and construed under the laws of the State where the Real Property is located without regard to the principles of choice of law or conflicts of law.

(b)            Each of Seller and Buyer: (i) agrees that any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith shall be brought only in the courts of Santa Clara County; (ii) irrevocably submits itself to the exclusive jurisdiction of the such courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith; (iii) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iv) consents to service of process by registered mail at the address to which notices are to be given if personal service is not made after the exercise of reasonable efforts.

The provisions of this Section 15.21 shall survive the Closing or termination of this Agreement.

15.22       Exclusivity. In consideration of the significant time and expense to be devoted by Buyer to its potential acquisition of the Property, Seller agrees that, during the term of this Agreement, Seller shall not (and Seller shall instruct its third-party agents not to) list the Property for sale. If Seller breaches this Section, Buyer shall have the rights set forth in this Agreement in event of a Seller breach, subject to notice and cure periods.

[Signature Page Follows]

 IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:

GSI TECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Douglas M. Schirle
Name:	Douglas M. Schirle
Title:	Chief Financial Officer

BUYER:

D.R. STEPHENS & COMPANY, LLC,
a California limited liability company

By:	/s/ Lane Stephens
Name:	Lane Stephens
Title:	Manager

NOTE: Buyer must initial Section 6 and Buyer and Seller must initial Sections 14.2 and 15.18.

AGREED TO BY:

ESCROW AGENT AND TITLE COMPANY

First American Title Insurance Company

By:	/s/ Teresa M. Woest
Name:	Teresa M. Woest
Title:	Lead Senior Commercial Escrow Officer

S-1

EXHIBIT A
LEGAL DESCRIPTION OF THE REAL PROPERTY

Real property in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

ALL OF PARCEL B, AS SHOWN ON THAT CERTAIN MAP ENTITLED, "PARCEL MAP BEING A SUBDIVI SION OF PARCEL 2 AS SHOWN ON THAT PARCEL MAP RECORDED IN BOOK 321 OF MAPS AT PAGE 22, SANTA CLARA COUNTY RECORDS AND ALSO BEING A PORTION OF RANCHO PASTORIA DE LAS BORREGAS AND SECTION 17, TOWNSHIP 6 SOUTH, RANGE 1 WEST, M.D.B. & M.," WHICH MAP WAS FI LED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JUNE 6, 1973 IN BOOK 324 OF MAPS, PAGE 24.

APN:    104-32-029

A-1

EXHIBIT B
FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is made and entered into as of the ____ day of ______________, 20__, by and between GSI TECHNOLOGY, INC., a Delaware corporation (“Assignor”), and _____________________________________________________, a _______________________________ (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, effective as of the Effective Date (as defined below), and in connection with the sale of the Property (as defined in that certain Purchase and Sale Agreement with Escrow Instructions dated as of ____________________, 20__, between Assignor and Assignee (the “Purchase Agreement”)), Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest in the Intangible Property (as defined in the Purchase Agreement) and expressly excluding any Confidential Information (as defined in the Purchase Agreement).

ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

1.            Effective as of the Effective Date (as defined below), Assignee hereby accepts the assignment from Assignor of all of Assignor’s right, title and interest in and to the Intangible Property.

2.            Effective as of the Effective Date, Assignee hereby assumes all of Assignor’s obligations arising from and after the date hereof, under the Intangible Property.

3.            In the event of any litigation between Assignor and Assignee arising out of this Assignment, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

4.            This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

5.            This Assignment shall be governed by and construed in accordance with the laws of the State of California.

6.            This Assignment is delivered pursuant to the Purchase Agreement.

7.            Assignee acknowledges and agrees that the conveyance of the Intangible Property is specifically made “as-is” and “where-is” without any representations or warranties express or implied, including, without limitation, implied warranties of fitness for any particular purpose or merchantability or any other warranties whatsoever, except as expressly set forth in the Purchase Agreement. Except as expressly set forth in the Purchase Agreement, Assignee has not relied and will not rely on, and Assignor is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Intangible Property or relating thereto (including specifically, without limitation, information packages distributed with respect to the property) made or furnished by Assignor, or any agent or real estate broker representing or purporting to represent Assignor, to whomever made or given, directly or indirectly, orally or in writing.

8.            For purposes of this Assignment, the “Effective Date” shall be the date of the Closing (as defined in the Purchase Agreement).

9.            This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

[Next page is signature page]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:

GSI TECHNOLOGY, INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

EXHIBIT C
FORM OF GRANT DEED

RECORDING REQUESTED BY

AND WHEN RECORDED, RETURN TO:

_________________________________________

_________________________________________

_________________________________________

MAIL TAX STATEMENTS TO:

_________________________________________

_________________________________________

_________________________________________

SPACE ABOVE THE LINE

FOR RECORDER’S USE

GRANT DEED

A.P.N. [__________]

DOCUMENTARY TRANSFER TAX $ _____________________

…Computed on the consideration or value of property conveyed; OR

…Computed on the consideration or value less liens or

encumbrances remaining at time of sale.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSI TECHNOLOGY, INC., a Delaware corporation (“Grantor”), does hereby grant and convey to ____________________, a ____________________ (“Grantee”), all of its right, title and interest in and to the following real property situated in the County of Santa Clara, State of California, to wit:

See Exhibit A attached hereto and made a part hereof by this reference,

together with all right, title and interest in and to all buildings, structures and other facilities and improvements located thereon, and any and all right, title and interest of Grantor in and to the rights and appurtenances pertaining to such property, including in and to adjacent streets, alleys or rights-of-way (the “Property”).

This conveyance is made subject and subordinate to all (a) matters of record; (b) real property taxes which are a lien but not yet due and payable, (c) all applicable laws and ordinances, (d) the lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5, commencing with Section 75, of the California Revenue and Taxation Code as a result of a change in ownership or new construction after the date hereof; (e) all other covenants, conditions and restrictions and other encumbrances, easements, limitations, reservations, rights, charges and equitable servitudes; (f) all discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which an inspection or a survey of the Property would reveal or disclose; and (g) the rights of tenants in possession of the Property or any portion thereof, solely as tenants in possession, under recorded or unrecorded leases or occupancy agreements.

IN WITNESS WHEREOF, Grantor has hereunto set its hand on this ___ day of _______.

GRANTOR:

GSI TECHNOLOGY, INC.,

a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of ________                                                                )

)

County of ____________                                                                )

On _________________________ before me, ________________________________________, Notary Public, personally appeared ________________________________________________,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of [__________] that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ______________________________                                               (Seal)

Exhibit A

LEGAL DESCRIPTION OF THE REAL PROPERTY

EXHIBIT D
FORM OF FIRPTA AFFIDAVIT

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ________________________, a __________________________________ (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by GSI TECHNOLOGY, INC. (“Transferor”). Transferor is the owner of the property legally described on Exhibit A attached hereto and made hereof.

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ____________; and

4.	Transferor’s office address is _________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

TRANSFEROR:

GSI TECHNOLOGY, INC.,
a Delaware corporation

By:
Name:
Title:

D-1

EXHIBIT E

FORM OF SELLER LEASE

See Attached

E-1